AlTi Tiedemann Global Closes Previously Announced Kontora Acquisition NEW YORK, NY, May 2, 2025 – AlTi Global, Inc. (NASDAQ: ALTI), (“AlTi” or the “Company”), a leading independent global wealth manager with over $76 billion in combined assets, today announced that it completed the previously disclosed acquisition of Kontora on April 30, 2025. Kontora is a multi-family office and asset management company headquartered in Hamburg, Germany focused on UHNW families, entrepreneurs and select institutions, with assets under advisement and management of approximately Є14 billion. About AlTi Global, Inc. AlTi is a leading independent global wealth manager providing entrepreneurs, multi-generational families, institutions, and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and advisory services. AlTi’s comprehensive offering is underscored by a commitment to impact or values-aligned investing. The firm currently manages or advises on over $76 billion in combined assets and has an expansive network with approximately 430 professionals across three continents. For more information, please visit us at www.alti- global.com. Contacts Investor Relations: Lily Arteaga, Head of Investor Relations investor@alti-global.com Media Relations: Georgia Brown / Emily Roy, Prosek pro-alti@prosek